Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACTS	Larry Adeleye	Kyle Anderson
	Director of Investor Relations	Director of Media Relations
	(614) 917-5108	(614) 917-5497

State Auto Financial Reports Third Quarter 2010 Results

•	Quarterly income of $0.2 million

•	Quarterly GAAP combined ratio of 105.9

•	Book value per share increases to $21.18

•	Return on equity of 0.2%

COLUMBUS, OHIO (November 2, 2010) – State Auto Financial Corporation (NASDAQ: STFC) today reported third quarter 2010 net income of $0.2 million, or $0.00 per diluted share, versus net income of $13.0 million, or $0.33 per diluted share, for the third quarter of 2009. Net loss from operations* per diluted share for the third quarter 2010 was $0.04, versus net income of $0.27 for the same 2009 period.

STFC’s GAAP combined ratio for the quarter was 105.9 versus 102.5 for the third quarter of 2009. Catastrophe losses during the third quarter this year, net of loss recoveries under the company’s aggregate catastrophe reinsurance treaty, accounted for 7.5 points of the total 73.1 loss ratio points, or $23.7 million, compared to $10.8 million or 3.6 points of the total 68.3 loss ratio points for the same period in 2009.

Net written premium for the quarter increased 11.8% over the same period in 2009, with personal insurance increasing 4.7% and business insurance 25.4%. STFC’s book value was $21.18 per share as of September 30, 2010, an increase of $0.81 per share from STFC’s book value on June 30, 2010. Return on stockholders’ equity for the twelve months ended September 30, 2010 was 0.2% compared to negative 0.6% for the twelve months ended September 30, 2009.

For the first nine months of 2010, STFC had a net loss of $13.1 million, or $0.33 per diluted share, compared to a loss of $4.2 million, or $0.11 per diluted share, for same 2009 period. STFC’s GAAP combined ratio for the first nine months of 2010 was 106.9 compared to 108.3 for the same 2009 period. Catastrophe losses, net of loss recoveries under the company’s aggregate catastrophe treaty, increased the loss ratio for the first nine months of 2010 by 9.8 points, or $91.3 million, compared to 10.4 points, or $91.5 million for the first nine months of 2009. Net written premiums year to date 2010 increased 9.6% compared to the same 2009 period, with personal insurance increasing 7.4% and business insurance 13.3%. STFC’s book value per share was $21.18 as of September 30, 2010, a decrease of 0.7% from December 31, 2009.

STFC Chairman, President and CEO Bob Restrepo summarized the quarter as follows:

“Higher levels of catastrophes and lower investment income hurt both third quarter underwriting performance and net income results. Although State Auto and the industry avoided any meaningful losses from hurricanes this year, above average frequency and severity of wind and hail storms in the Midwest increased our catastrophe loss ratio results relative to last year’s third quarter and our five year average trend.

“Book value per share increased almost 4%, principally due to improved fixed income valuations. Third quarter investment income was down compared to both last year and last quarter, principally due to lower yields, particularly among our Treasury Inflation Protected Securities (TIPS) bond portfolio, increases in call and pre-payment activity, and lower rates of return on new money investments. We continue to believe that our investments in TIPS are sound and prudent. Results remain good on a total return basis and we need to be mindful of the long term negative effect inflation can have on both our investment valuations and underwriting results.

“STFC’s ex-catastrophe combined ratio results improved relative to the third quarter of last year. Personal lines loss ratios are lower resulting from higher rate levels, enhanced claim performance, and a more diversified risk profile in our homeowners line. The overall expense ratio was also lower as we begin to see the benefits of our field restructuring and other expense reduction initiatives.

“These improvements were largely offset by unusually high frequency of large losses in our business insurance segment, adding approximately 9 points to the commercial loss ratio compared to the same quarter last year. We define large losses as claims over $100,000. Commercial auto, generally our most profitable commercial line, had an unusual run of bodily injury loss activity on both prior and current accident years. In addition, we experienced two large fire losses and revalued a number of claim reserves on prior accident year general liability losses affecting the fire and other and products liability lines, respectively. Large loss activity on our relatively small commercial lines portfolio can cause results volatility quarter to quarter. We don’t view this as a trend and continue to maintain high quality risk selection in the face of continued price competition.

“Aggressive pricing and underwriting actions in the homeowners line produced lower quarterly growth in personal insurance. Retention remains strong, but new business is down particularly in the Midwest and Southeast. All our personal lines growth is coming from price and expansion states (Arizona, Colorado, Connecticut and Texas).

“The build out of our alternative risk transfer business, Risk Evaluation and Design, LLC (RED), added 29.0 and 16.5 points to our business insurance segment quarter and year to date growth, while our mainline business insurance production declined 3.6 and 3.2 points. Our mainline retention improved for the quarter, but new business and the premium bases remain depressed by lower levels of economic activity. We continue to see some lift in policy and premium growth in the BOP line as we get market traction with our new BOP Choice product along with several new technology enhancements. BOP Choice should help stabilize commercial production, but we will need a recovering economy and improved pricing environment to responsibly grow this business in the future.”

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company. The company markets its personal and business insurance products through independent insurance agencies in 34 states and the District of Columbia and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies. The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group is rated A+ (Superior) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto National, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security, Meridian Citizens Mutual, Beacon National, Beacon Lloyds, Patrons Mutual and Litchfield Mutual Fire. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at www.StateAuto.com.

*Net income (loss) from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differs from GAAP net income (loss) only by the exclusion of realized capital gains and (losses), net of applicable taxes, on investment activity for the periods being reported. For STFC, this amounted to income of $0.04 per diluted share for the 2010 third quarter and income of $0.10 year to date versus income of $0.06 and a loss of $0.08, respectively for the same 2009 periods.

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STFC has scheduled a conference call with interested investors for Tuesday, November 2, 10:00 a.m. Eastern time to discuss the company’s third quarter 2010 performance. Live and archived broadcasts of the call can be accessed on www.StateAuto.com. A replay of the call can be heard beginning at noon, November 2, by calling 1-800-873-2051. Supplemental schedules detailing the company’s third quarter 2010 financial, sales and underwriting results are made available on www.StateAuto.com prior to the conference call.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

Three Months Ended September 30	Nine Months Ended September 30
(In millions, except per share amounts)	2010	2009	2010	2009
Net premiums written	$351.3	$314.3	$1,005.9	(B)	$919.4

Earned premiums	318.3	298.3	929.9	876.9
Net investment income	19.3	21.6	60.6	60.7
Net realized gain (loss) on investments	2.8	3.6	6.3	(5.2)
Other income	0.3	1.0	1.4	3.0

Total revenue	340.7	324.5	998.2	935.4

(Loss) income before federal income taxes	(0.2)	13.7	(9.6)	(28.9)

Federal income tax (benefit) expense	(0.4)	0.7	3.5	(24.7)

Net income (loss)	$0.2	$13.0	$(13.1)	$(4.2)

Earnings (loss) per share:
- basic	$0.01	$0.33	$(0.33)	$(0.11)
- diluted	$—	$0.33	$(0.33)	$(0.11)

(Loss) earnings per share from operations(A):
- basic	$(0.04)	$0.27	$(0.43)	$(0.03)
- diluted	$(0.04)	$0.27	$(0.43)	$(0.03)

Weighted average shares outstanding:
- basic	40.0	39.7	39.9	39.7
- diluted	40.1	39.9	39.9	39.7

Return on equity (LTM)	0.2%	-0.6%

Book value per share	$21.18	$21.00

Dividends paid per share	$0.15	$0.15	$0.45	$0.45

Total shares outstanding	40.0	39.7

GAAP ratios:
Loss and LAE ratio	73.1	68.3	73.6	74.6
Expense ratio	32.8	34.2	33.3	33.7

Combined ratio	105.9	102.5	106.9	108.3

Reconciliation of non-GAAP financial measure:
(A)Net income (loss) from operations:
Net income (loss)	$0.2	$13.0	$(13.1)	$(4.2)
Less net realized gain (loss) on investments, less applicable federal income taxes	1.8	2.2	4.1	(2.9)

Net (loss) income from operations	$(1.6)	$10.8	$(17.2)	$(1.3)

(B)

Net premiums written for the nine months ended September 30, 2010, includes $1.4 million of unearned premiums transferred from STFC to State Auto Mutual in connection with the addition of State Auto National to the State Auto Pool, effective January 1, 2010.